THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CNS RESPONSE, INC.
PROMISSORY NOTE

$125,000.00	July 5, 2010
Aliso Viejo, California

FOR VALUE RECEIVED, CNS Response, Inc., a Delaware corporation (the “Company”), promises to pay to [      ] (“Investor”, or “Noteholder”), or its registered assigns, in lawful money of the United States of America, the principal sum of One Hundred Twenty Five Thousand Dollars ($125,000.00), together with a single payment of accrued interest calculated based on the actual days outstanding and a 360 day year at a rate of nine percent (9%).  Such interest shall be paid pursuant to Section 2 below (“Interest Payment”).  All unpaid principal, together with the accrued interest and other amounts payable under this Secured Promissory Note (this “Note”) shall be due and payable, on the earliest of (i) the maturity date of December 15, 2010 (“Maturity Date”), (ii) upon prepayment of this Note pursuant to Section 3 below, (iii) the closing of a financing in which the aggregate proceeds to the Company are not less than $3,000,000 (which, for the purposes of clarity, shall include a financing transaction that involves multiple closings), or (iv) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are made due and payable in accordance with the terms hereof.   Repayment of the outstanding debt of this Note is guaranteed by SAIL Venture Partners, LP (“Guarantor” see Guarantee Agreement).

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which the Company and Investor agree:

1. Definitions.  As used in this Note, the following capitalized terms have the following meanings:

(a) “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) “Exchange Act Filings” shall mean the filings made by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, including but not limited to the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, the Quarterly Reports on Form 10-Q for the periods ended December 31, 2009 and March 31, 2010 and all periodic reports on Form 8-K.

(c)  “Investor” shall mean the Person specified in the introductory paragraph of this Note or any other Person who is the registered holder of this Note.

(d)  “Outstanding Debt” shall mean, as of a particular time, the sum of (i) the then outstanding principal amount of this Note and (ii) the amount of interest due pursuant to the Interest Payment.

(e) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(f) “Securities Act” shall mean the Securities Act of 1933, as amended.

2. Interest Payment.  Subject to Section 3, the Interest Payment shall be payable at the same time the principal amount of the Note is repaid as described in the first paragraph hereof.

3. Prepayment.  This Note may be prepaid, in whole or part, at any time by the Company.  All prepayment amounts shall first be applied to any accrued interest with the remainder applied towards the outstanding principal (“Full Prepayment” or “Partial Prepayment”).  Investor agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed along with an indemnity with respect thereto in a form satisfactory to the Company) at the closing of the Full Prepayment for cancellation or Partial Prepayment for the appropriate principal adjustment; provided, however, that upon Full Prepayment of the amounts set forth above with respect to the Outstanding Debt, the Outstanding Debt shall be deemed satisfied and paid in full and the Company shall have no other obligation with respect to the Outstanding Debt, whether or not this Note is delivered for cancellation as set forth in the preceding sentence.

4. Notice of Defaults.  The Company shall furnish to Investor written notice of the occurrence of any Event of Default hereunder promptly following the occurrence thereof.

5. Events of Default.

(a) The occurrence of any of the following shall constitute an “Event of Default”:

(i) Failure of the Company to pay the principal or the Interest Payment on this Note when due.

(ii) Failure of the Company to perform or observe any covenant or agreement as required by this Note and continuation of such failure for a period of ten (10) days following written notice from Investor.

(iii) The Company makes a general assignment for the benefit of creditors.

(iv) Any proceeding is instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, and such proceeding is not dismissed within sixty (60) days.

(v) The entry against the Company of a final judgment, decree or order for the payment of money in the excess of $25,000 and the continuance of such judgment, decree or order unsatisfied for a period of thirty (30) days without a stay of execution.

(vi) Any representation or warranty of the Company made in this Note is proven not to have been true and correct in any material respect as of the date of this Note.

(b) If an Event of Default occurs and is continuing, Investor may exercise any or all of the following rights and remedies:

(i) Declare the Note and the Interest Payment be immediately due and payable, and upon such declaration, the Note and the Interest Payment shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived.

(ii) Exercise any and all other rights and remedies available to Investor and otherwise available to creditors at law and in equity.

6. Successors and Assigns.  Subject to the restrictions on transfer described in Sections 8 and 10 below, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Investor.  Any such amendment, waiver or modification effected in accordance with this paragraph shall be binding upon the Company and Investor.

8. Transfer of this Note.  With respect to any offer, sale or other disposition of this Note, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect, as applicable).  Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company.  This Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and the Premium Payment and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.  Notwithstanding the foregoing, Investor may assign this Note to an affiliated entity without the prior written consent of the Company so long as such assignment complies with applicable law.

9. Representations and Warranties.

(a) Investor represents and warrants to the Company that:

(i) Authorization.  Investor has full power and authority to enter into this Note.  This Note constitutes a valid and legally binding obligation of Investor, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(ii) Accredited Investor.  Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(iii) Investor has had an opportunity to read and review all Exchange Act Filings of the Company, has had an opportunity to ask questions of management of the Company and is fully aware of the risks attendant to an investment in the Note.

(b) The Company represents and warrants to Investor that:

(i) Existence of Company.  The Company is a duly organized Delaware corporation.  The Company is validly existing in all jurisdictions where it conducts its business.

(ii) Authority to Execute.  The execution, delivery and performance by the Company of this Note are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or organizational document of the Company (including its Certificate of Incorporation or Bylaws) or of any agreement or contractual restrictions binding upon or affecting the Company or any of its property and need no further stockholder or creditor consent.

(iii) No Stockholder Approval Required.  No approval of the Company’s stockholders is required for the issuance of this Note or the granting of the security interest hereunder.

(iv) Binding Obligation.  This Note is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(v) Litigation.  Except as previously disclosed to Investor and described in the Exchange Act Filings, no litigation or governmental proceeding is pending or threatened against the Company which may have a materially adverse effect on the financial condition,  operations or prospects of the Company, and to the knowledge of the Company, no basis therefore exists.

(vi) Intellectual Property.  To the best of the Company’s knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

10. Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part (other than by operation of law) by the Company without the prior written consent of Investor.

11. Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature page hereto, or at such other address or facsimile number as a party shall have furnished to the other party in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

12. Employees and Agents.  Investor may take any action hereunder by or through agents or employees so long as such agents or employees are duly authorized to so act on behalf of the Investor.

13. Payment.  Payment shall be made in lawful tender of the United States.

14. Expenses; Waivers.  If this Note is not paid when due and Investor takes any action to enforce Investor’s rights hereunder, the Company shall promptly pay upon demand by Investor all such reasonable costs of collection, including reasonable attorneys’ fees, whether or not litigation is commenced.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.  The Company also shall pay for all attorney’s fees incurred by Investor related to the drafting and preparation of this Note.

15. Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

16. Effectiveness.  This Note shall become effective upon the execution by the Company and Investor.

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The Company has caused this Note to be issued as of the date first written above and agrees to all the terms set forth above.

CNS RESPONSE, INC.

By:
Name:	George Carpenter
Its:	Chief Executive Officer

Address: 85 Enterprise, Suite 410

Aliso Vejo, CA 92656

Accepted and agreed:

INVESTOR:

Name and Position

Address: